Filed pursuant to Rule 424(b)(3) Registration No. 333-103155

PRICING SUPPLEMENT NO. 1

to the

Prospectus dated August 6, 2003

And the Prospectus Supplement dated October 1, 2003

Universal Corporation

$400,000,000

Medium-Term Notes, Series C

The notes being purchased have the following terms:

PRINCIPAL AMOUNT: $200,000,000

STATED MATURITY: October 15, 2013

SPECIFIED CURRENCY: U.S. Dollars

FIXED INTEREST RATE: 5.200% per annum

ORIGINAL ISSUE DATE: October 7, 2003

TIME OF SALE: October 2, 2003

TIME OF DELIVERY: October 7, 2003

CUSIP: 91345H AT 2

PRICE TO PUBLIC :	$199,318,000, plus accrued interest from and including the Original Issue Date, if any; 99.659% per Note, plus accrued interest from and including the Original Issue Date, if any.

AUTHORIZED DENOMINATIONS:	Minimum denominations of $1,000 and integral multiples thereof.

UNDERWRITERS:	Deutsche Bank Securities Inc., Wachovia Capital Markets, LLC, ABN AMRO Incorporated, UBS Securities LLC, Scotia Capital (USA) Inc. and SunTrust Capital Markets, Inc.

UNDERWRITERS’ DISCOUNT: $1,250,000 in the aggregate; 0.625% per Note

NET PROCEEDS TO UNIVERSAL CORPORATION: $ 198,068,000 in the aggregate; 99.034% per Note

THIS OFFERING IS SUBJECT TO REOPENING AT A LATER TIME TO OFFER ADDITIONAL NOTES HAVING THE SAME TERMS AS THE NOTES BEING PURCHASED.

DEPOSITARY: DTC

FORM OF NOTE:

- global registered book-entry form only: Yes

- non-global form available: Upon certain events as described in the Prospectus

- bearer note: No

REDEMPTION AND REPAYMENT: Not redeemable or repayable prior to stated maturity

SINKING FUND PROVISIONS: No sinking fund provisions

FIXED RATE NOTES:

- annual rate: 5.200%

- interest payment dates: Each April 15 and October 15, commencing April 15, 2004

- regular record date: Close of business on the 15th calendar day next preceding the interest payment date

DEFEASANCE AND COVENANT DEFEASANCE:

The Company may effect defeasance or covenant defeasance with respect to the Notes upon meeting certain conditions as set forth in the Indenture.

OTHER INFORMATION:

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of the Prospectus, the Prospectus Supplement or this Pricing Supplement. Any representation to the contrary is a criminal offense.

Terms used and not defined herein but defined in the Prospectus Supplement and Prospectus are used herein as therein defined.

UNIVERSAL CORPORATION

Pricing Supplement dated October 2, 2003